EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


August 3, 2004


Ladies and Gentlemen:

We are currently principal accountants for Vical Incorporated and, under the date of February 6, 2004, except as to the third paragraph of Note 13, which is as of March 4, 2004, we reported on the financial statements of Vical Incorporated as of and for the years ended December 31, 2003 and 2002. On July 28, 2004, we were notified that the auditor-client relationship with KPMG LLP will cease upon the completion of our review of the Company's financial statements for the period ended June 30, 2004. We have read Vical Incorporated's statements included under Item 4 of its Form 8-K dated July 28, 2004, and we agree with such statements, except we are not in a position to agree or disagree with the Company's statements made in the second and third sentences in the first paragraph, nor the fifth paragraph under Item 4.


Very truly yours,

/s/ KPMG LLP
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Copy to: Vijay B. Samant, President and Chief Executive Officer, Vical
         Incorporated